Exhibit 10.21

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

FOURTH AMENDMENT TO

FIRST AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of June 23, 2020

Between:

GUILD MORTGAGE COMPANY, as Seller

and

JPMORGAN CHASE BANK, N.A., as Buyer

This Amendment

The Parties hereby amend (for the third time) the First Amended and Restated Master Repurchase Agreement dated December 14, 2018 between them (the “A&R MRA”, as amended by that certain First Amendment to First Amended and Restated Master Repurchase Agreement dated June 21, 2019, the Second Amendment to First Amended and Restated Master Repurchase Agreement dated December 13, 2019, the Third Amendment to First Amended and Restated Master Repurchase Agreement dated February 21, 2020, the Omnibus Letter Agreement dated April 30, 2020, and as hereby and supplemented, further amended or restated from time to time, the “MRA”) to provide for eMortgage Loan to be Eligible Mortgage Loans.

All capitalized terms used in the A&R MRA and used, but not defined differently, in this amendment (this “Amendment”) have the same meanings here as there.

The Sections of this Amendment are numbered to correspond with the numbering of the Sections of the A&R MRA amended hereby.

2.	Definitions; Interpretation

A. The following definitions in Section 2(a) of the A&R MRA are hereby amended to read as follows:

“Credit File” means, with respect to a Mortgage Loan, all of the paper and documents required to be maintained pursuant to the related Takeout Commitment, if any, or the specifically-related Hedging Arrangement, as applicable, and all other papers and records of whatever kind or description, whether developed or created by Seller or others, required to Originate, document or service the Mortgage Loan. For clarification purposes and without limiting the foregoing, the Credit File of an eMortgage Loan specifically includes the eMortgage Loan’s eClosing Transaction Records, information regarding the version of the eClosing System used in the Origination of such Purchased Mortgage Loan, the Mortgage and all files, documents, records, system logs, audit trail and other data and information relating to the related eNote and all other related Electronic Records throughout the life of such eMortgage Loan.

“Last Endorsee” means with respect to each Purchased Mortgage Loan and its Mortgage Loan Documents, the last Person to whom such Mortgage Loan or the referenced Mortgage Loan Document were assigned, or to whom the related Mortgage Note was endorsed (or in the case of an eNote the Person appearing as the Controller of such eNote on the MERS® eRegistry), as applicable.

“Loan File” means, with respect to each Mortgage Loan, the following documents:

(i)      If a Wet Loan, a fully executed Closing Protection Letter from the related Settlement Agent involved in the Wet Funding of that Mortgage Loan.

(ii)      If a Government Loan, a valid eligibility certification from VA, FHA or RHS, as applicable, or such other documentation as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Purchased Mortgage Loan.

(iii)      If a Conventional Conforming Loan, a valid eligibility certification from Fannie Mae or Freddie Mac, as applicable, or such other documentation as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Mortgage Loan.

(iv)      Evidence satisfactory to Buyer, in its sole discretion, that such Mortgage Loan is subject to a valid and binding Takeout Commitment or Hedging Arrangement, which may include a copy of the related Takeout Agreement or Hedging Arrangement and such other documents required by Buyer in its sole discretion.

(v)      (1) If not an eMortgage Loan, the original Mortgage Note, endorsed in blank without recourse by the Last Endorsee (which must be a Seller), together with all intervening endorsements showing an unbroken chain of endorsement from the originator of such Mortgage Loan to the Last Endorsee, or, if the original has been lost, a lost note affidavit in form and substance acceptable to Buyer and executed by the Last Endorsee, and if Freddie Mac is the Agency for such Mortgage Loan, the Freddie Mac Loan Number must appear on the top right hand corner of the Mortgage Note, or (2) if an eMortgage Loan, (A) the Authoritative Copy of its eNote bearing a digital or electronic signature shall have been delivered to Buyer’s eVault and the process of transferring Control and Location of the eNote shall have been completed on the MERS® eRegistry to identify Buyer as the Controller and the Location of the Authoritative Copy of the eNote, and the related Seller (or such other Person, if any, as shall have been approved by Buyer to service eMortgage Loans) as the “Servicing Agent” on the MERS® eRegistry (or such other counterparty designation as is then used on the MERS® eRegistry to identify the Person responsible for initiating life of loan servicing actions on the MERS® eRegistry); shall bear a digital or electronic signature, (B) the Hash Value of the eNote indicated in the MERS® eRegistry shall match the Hash Value of the eNote as reflected in the Buyer’s eVault, and (C) the eNote shall contain the Agency eNote Clause.

(vi)     If an eMortgage Loan, the eClosing Transaction Records, the versions of the eClosing System used in the Origination of such Purchased Mortgage Loan, the Mortgage and all files, documents, records, system logs, audit trail and other data and information relating to each related eNote and other Electronic Records throughout the life of such purchased eMortgage Loan;

(vii)    If not a Cooperative Loan:

(1)      Evidence satisfactory to Buyer that such Mortgage Loan is a MERS Designated Mortgage Loan, and if such Mortgage Loan (x) was a MOM Loan at Origination, a copy of the original Mortgage having on its face both such Mortgage’s MIN and language indicating that the Mortgage Loan is a MOM Loan or (y) was not a MOM Loan at Origination, the original or a copy of (i) the Mortgage, (ii) its MIN and (iii) its assignment to MERS and the originals or copies of all intervening assignments.

(2)      If not an eMortgage Loan, the original recorded Mortgage, or, if the original has been lost or if such Mortgage is in the process of being recorded, a copy of the original Mortgage together with an Officer’s Certificate or certification by the related Settlement Agent (which may be included on the face of such copy) certifying (x) that such copy is a true, correct and complete copy and (y) that such Mortgage has been transmitted to the appropriate recording office for recordation.

(3)      Except with respect to a MOM Loan, an original Assignment of Mortgage, in blank in the name of the Last Endorsee.

(4)      The originals or copies of all intervening Assignments of Mortgage, if any, in each case, with evidence of recording thereon, showing an unbroken chain of title from its originator to the Last Endorsee.

(5)      The original or a copy of the lender’s policy of title insurance (or a commitment for title insurance or preliminary title report, if the policy is being held by the title insurance company pending recordation of the Mortgage) or an attorney’s opinion of title and abstract of title.

(6)      The originals or copies of all powers of attorney or similar instruments, if applicable.

(7)      The originals of all assumption, modification, consolidation, substitution and extension agreements, if any, with evidence of recordation thereon, or copies of such original agreements together with an Officer’s Certificate or certification by the related Settlement Agent (which may be stamped on the document or affixed to the document as a separate certification) (x) that such copy is a true, correct and complete copy and (y) that the original has been transmitted to the appropriate recording office for recordation.

(8) The originals or copies of all guarantees, security agreements or other supporting agreements, if any, received with respect to, or supporting repayment of, such Purchased Mortgage Loan.

(viii)     If a Cooperative Loan:

(1) The original Cooperative Shares with original Stock Power with a signature guarantee in form and substance satisfactory to Buyer.

(2) A copy of the Proprietary Lease.

(3) A copy of the Recognition Agreement.

(4) An acknowledgement copy of the UCC-1 financing statement filed in connection with the Mortgage related thereto.

(5) Such additional documents, if any, as shall be required by Buyer in its sole discretion from time to time by written notice to Seller.

(ix)    (1) unless waived by Buyer in writing as to one or more particular Purchased Mortgage Loans, a copy of the DU/DO/LP approval cover page or, (2) for a CL Jumbo Loan, a copy of the related CHL Correspondent Channel Approval Memorandum, (3) for an RHS Loan, a copy of the related Conditional Commitment for Single Family Housing Loan Guarantee 1980-18 or, (4) for an OATI Jumbo Loan that is not a DU Jumbo Loan, evidence of underwriting approval by the related Approved Takeout Investor, or for a DU Jumbo Loan, evidence of the Seller’s internal underwriting approval and evidence of the Approved DU Jumbo Takeout Investor’s approval of the appraisal for the loan;

(x)     the original, or a copy (together with an Officer’s Certificate, which may be included on the face of such copy, certifying that such copy is a true, correct and complete copy) of the policy of lender’s title insurance described in item (p) of Exhibit B [Omitted pursuant to Item 601(a)(5) of Regulation S-K] or of a commitment to issue such title insurance;

(xi)     if, at any point in the future, Buyer so designates, by giving at least thirty (30) days written notice to a Seller, that Seller will, on a going forward basis, be responsible for giving the same (it being understood and agreed that unless and until Buyer gives such notice to a Seller, Buyer will be responsible for giving such notices to Mortgagors as are required by the Truth in Lending Act of 1968, as amended, and this item will not be included in the Loan Files), a notice letter in form and substance acceptable to Buyer in its sole discretion, delivered at Buyer’s request by a Seller on behalf of Buyer to Mortgagor setting forth the information regarding Buyer as the “new creditor” and such other information required by Section 404 of The Helping Families Save Their Homes Act of 2009 (amending the Truth in Lending Act of 1968 (as amended)), and acknowledged in writing by Mortgagor unless Buyer has notified Seller in writing that such notice is no longer required.

“MIN” means the eighteen digit MERS Identification Number permanently assigned to each MERS Designated Mortgage Loan and, in the case of an eMortgage Loan, to its eNote.

“Mortgage Loan” means a whole mortgage loan or Cooperative Loan, including an eMortgage Loan, that is secured by a Mortgage on residential real estate, and includes all of its Servicing Rights.

“Mortgage Note” means the original executed promissory note, including an eNote, or other primary evidence of indebtedness of a Mortgagor on a Mortgage Loan.

“Servicing Records” means all servicing records created and/or maintained by Seller in its capacity as interim servicer for Buyer with respect to a Purchased Mortgage Loan, including any and all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing its servicing, including for eMortgage Loans, the eClosing Transaction Record and any other files, documents, records, data and information required under applicable Agency Guidelines to be created or maintained by a servicer of eMortgage Loans.

“Wet Loan” means a Purchased Mortgage Loan that is not an eMortgage Loan, for which the completed Loan File was not delivered to Buyer before funding of the related Purchase Price.

B.  The following new definitions are added to Section 2(a) of the A&R MRA in alphabetical order:

“Buyer’s eVault” means an eVault established and maintained for the benefit of the Buyer with respect to any Purchased Mortgage Loans that are eMortgage Loans. For the avoidance of doubt, initially the Buyer’s eVault shall be an eVault established and maintained by the Buyer.

“Agency eNote Clause” is defined in Exhibit B.

“Approved eMortgage Takeout Investor” means any of (i) CL, Fannie Mae and Freddie Mac and (ii) any other Approved Takeout Investor that has been specifically approved in writing by Buyer for purchases of eMortgage Loans and with which Buyer and Seller have entered into an eNote Control and Bailment Agreement; provided that Buyer will give Seller five (5) Business Days’ written notice of Buyer’s election to withdraw or remove its prior approval of any Approved eMortgage Takeout Investor described in clause (ii) above and no such elective withdrawal or removal of Buyer’s approval of any such Approved eMortgage Takeout Investor shall affect or impair the acceptability of any Takeout Commitment covering any Purchased Mortgage Loan purchased before the effective date of such removal. The initial list of Approved eMortgage Takeout Investors (in addition to CL, Fannie Mae and Freddie Mac), which may be updated by Buyer from time to time, is attached as Schedule I-A [Omitted pursuant to Item 601(a)(5) of Regulation S-K] to the Fourth Amendment to MRA.

“Authoritative Copy” of any eNote means the single unique, identifiable and legally controlling copy of such eNote that meets the requirements of §16(c) of UETA and §7201(c) of E-SIGN, and that is registered on the MERS® eRegistry and stored, at all times, in an eVault that complies with applicable eCommerce Laws, maintained by the Person named in the Location specified in the MERS® eRegistry.

“Control” means with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS® eRegistry and any party designated therein as the Controller.

“Controller” of an eNote means the Person identified on the MERS® eRegistry as the Person having “control” of the Authoritative Copy of such eNote within the meaning of §7201 of E-SIGN and §16 of UETA.

“Continuity, Recovery and Incident Response Programs” is defined in Section 11(bb).

“Delegatee” means, with respect to an eNote, the party designated in the MERS® eRegistry as the “Delegatee” or “Delegatee for Transfers”, and in such capacity is authorized by the Controller to perform certain MERS® eRegistry transactions on behalf of the Controller, such as a Transfer of Control and a Transfer of Control and Location.

“eClosing System” means the systems and processes used in the origination and closing of an eMortgage Loan and through which the eNote and other Mortgage Loan Documents are accessed, presented and signed electronically.

“eClosing Transaction Record” means, for each eMortgage Loan, a record of each eNote and Electronic Record presented and signed using the eClosing System and all actions relating to the creation, execution, and transferring of the eNote, and all other Electronic Records that are required to be maintained pursuant to Agency Guidelines and required to demonstrate compliance with all applicable eCommerce Laws. An eClosing Transaction Record shall include systems logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing of each eNote and Electronic Record, together with identifying information that can be used to verify the Electronic Signature and its attribution to the signer’s identity, and evidence of the signer’s agreement to conduct the transaction electronically and the signer’s execution of each Electronic Signature.

“eCommerce Laws” means the Electronic Signature In Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001-31), as the same may be supplemented, amended, recodified or replaced from time to time (“E-SIGN”), the Uniform Electronic Transactions Act, as adopted in the relevant jurisdiction, and as may be supplemented, amended or replaced from time to time (“UETA”), any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.

“Electronic Record” means a contract or record created, generated, communicated, delivered or stored by electronic means and capable of being accurately reproduced in perceivable form.

“eMortgage Loan” means a MOM Loan that is evidenced by an eNote registered on the MERS® eRegistry in compliance with the MERS® eRegistry Procedures Manual and conforms to all applicable Agency Guidelines and Takeout Guidelines.

“eNote” means a Mortgage Note that is electronically issued, created, presented and executed in accordance with the requirements of, and is a valid and enforceable Transferable Record under, applicable eCommerce Laws and otherwise conforms to all applicable Agency Guidelines and Takeout Guidelines.

“eNote Control and Bailment Agreement” means a master control and bailment agreement, by and among an Approved eMortgage Takeout Investor, Buyer and Seller, setting forth the bailment terms and conditions for all transfers of the Control and/or Location of eNotes and deliveries of the Authoritative Copies of such eNotes, from Buyer to an Approved eMortgage Takeout Investor or its designee for the purposes of such Approved eMortgage Takeout Investor’s inspection and determination whether to purchase related eMortgage Loans from Seller, all in such form and containing such terms and conditions as shall be approved by Buyer.

“E-SIGN” is defined in the definition of eCommerce Laws.

“eRisk Determination” is defined in Section 8(e).

“eVault” means an electronic storage system that uses computer hardware and software to store and maintain eNotes and other Electronic Records, including any and all addenda, amendments, supplements or other modifications of eNotes that are Electronic Records, in compliance with applicable eCommerce Laws, Agency Guidelines and related Takeout Guidelines.

“eVault Provider” means any third party that establishes and maintains an eVault on behalf of the Seller.

“Fourth Amendment Effective Date” means June 23, 2020, the effective date of the Fourth Amendment to A&R MRA.

“Fourth Amendment to A&R MRA” means the Fourth Amendment to First Amended and Restated Master Repurchase Agreement dated June 23, 2020 amending the A&R MRA.

“Hash Value” means, with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.

“Location” of an eNote means the Person identified on the MERS® eRegistry as the Person that stores and maintains the Authoritative Copy of such eNote, as the Controller of such eNote or as such Controller’s designated custodian.

“MERS® eDelivery” means the electronic system, operated and maintained by MERSCORP Holdings, Inc., that is used by the MERS® eRegistry to deliver documents and data from one MERS® eRegistry member to another.

“MERS® eRegistry” means the electronic registry operated and maintained by MERSCORP Holdings, Inc., that serves as the system of record to identify the current Controller and Location of the Authoritative Copy of an eNote, and any other Person who is authorized by the Controller to make certain updates or initiate certain actions in the MERS® eRegistry on behalf of the Controller of such eNote.

“MERS® eRegistry Procedures Manual” means the MERS® eRegistry Procedures Manual issued by MERS, as amended, replaced, supplemented or otherwise modified and in effect from time to time.

“Paper Record” means with respect to a Mortgage Loan, the related Mortgage Notes and all other documents comprising the Mortgage Loan File that are in paper format, either as a copy or an original document, and are not held electronically or as an Electronic Record.

“Seller’s eVault” shall mean an eVault established and maintained by Seller or by an eVault Provider on Seller’s behalf. For the avoidance of doubt, the Seller’s eVault is different from the Buyer’s eVault.

“Servicing Agent” means, with respect to an eNote, the party designated in the MERS® eRegistry as the “Servicing Agent” (if any), and in such capacity is authorized by the Controller to perform certain MERS® eRegistry transactions on behalf of the Controller.

“Transferable Record” has the meaning assigned to the term “transferable record” in §16 of UETA, §201 of E-SIGN (codified at 15 U.S.C. § 7021), and other applicable eCommerce Laws.

“Transfer of Control” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Controller of such eNote.

“Transfer of Control and Location” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.

“Transfer of Location” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Location of such eNote.

“Transfer of Servicing Agent” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Servicing Agent of such eNote.

“UETA” is defined in the definition of eCommerce Laws.

“Unauthorized Servicing Agent Modification” means, with respect to an eNote, a Transfer of Location, Transfer of Servicing Agent or a change in any other information, status or data initiated by the Servicing Agent or a Vendor of the Servicing Agent with respect to such eNote on the MERS® eRegistry.

3.	Initiation; Confirmations; Termination

A.	Section 3(g) is amended to read as follows:

(g)         Termination of Transaction by Repurchase; Transfer of Purchased Mortgage Loans. On the Repurchase Date, termination of the Transaction will be effected by resale to a Seller or its designee by Buyer of the Purchased Mortgage Loans on a servicing released basis against Seller’s submission to Buyer of a Completed Repurchase Advice, all in form and substance satisfactory to Buyer. After receipt of the payment (for Buyer’s accounts) of the Repurchase Price from a Seller, Buyer shall transfer such Purchased Mortgage Loans to such Seller or its designee and deliver, or cause to be delivered, to Seller or its designee all Mortgage Loan Documents previously delivered to Buyer or its designee and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to such Seller or its designee on the MERS® System, the MERS® eRegistry or both, as applicable. All such transfers from Buyer to a Seller or a Seller’s designee, including any transfer of Location or other transfer on the MERS® eRegistry, that result in the transfer of Control of an eNote, are and shall be without recourse and without (i) any of the liabilities of an indorser under UCC §3-414, by analogy or otherwise, (ii) any of the transfer warranties of UCC §3-417, or (iii) any other warranty, express or implied other than that the transferred Mortgage Loans are free and clear of any claim or right by or through Buyer.

6.	Security Interest; Assignment of Takeout Commitments

A.	Section 6(a) is amended to read as follows:

(a)         Security Interest. Although the Parties intend that all Transactions hereunder be absolute sales and purchases and not loans, to secure the payment and performance by Seller of its obligations, liabilities and indebtedness under each such Transaction and Seller’s obligations, liabilities and indebtedness hereunder and under the other Transaction Documents, Seller hereby pledges, assigns, transfers and grants to Buyer a security interest in the Mortgage Assets in which such Seller (individually or collectively with the other Seller) has rights or power to transfer rights and all of the Mortgage Assets in which such Seller (individually or collectively with the other Seller) later acquires ownership, other rights or the power to transfer rights. “Mortgage Assets” means (i) the Purchased Mortgage Loans with respect to all related Transactions hereunder (including, without limitation, all Servicing Rights with respect thereto), (ii) all Servicing Records, Loan Files, Mortgage Loan Documents, including, without limitation, the Mortgage Note or eMortgage Note (as the case may be) and Mortgage, and all of Seller’s claims, liens, rights, title and interests in and to the Mortgaged Property related to such Purchased Mortgage Loans, (iii) all Liens securing repayment of such Purchased Mortgage Loans, (iv) all Income with respect to such Purchased Mortgage Loans, (v) the related Accounts, (vi) the Takeout Commitments and Takeout Agreements to the extent such Seller’s rights thereunder relate to the Purchased Mortgage Loans, (vii) the Closing Protection Letters to the extent Seller’s rights thereunder relate to Mortgage Loans whose Originations were funded or intended to be funded in whole or in part with funds transferred by Buyer to the related Settlement Agent, (viii) all Hedging Arrangements to the extent relating to the Purchased Mortgage Loans, and (ix) all proceeds of the foregoing, including, without limitation, to the extent constituting proceeds of the foregoing, all mortgage backed securities, and the right to have and receive such mortgage backed securities when issued, that are, in whole or in part, based on, backed by or created from Purchased Mortgage Loans for which the full Repurchase Price has not been received by Buyer, irrespective of whether such Purchased Mortgage Loans have been released from this security interest. Seller hereby authorizes Buyer to file such financing statements and amendments relating to the Mortgage Assets as Buyer may deem appropriate, and irrevocably appoints Buyer as such Seller’s attorney-in-fact to take such other actions as Buyer deems necessary or appropriate to perfect and continue the Lien granted hereby and to protect, preserve and realize upon the Mortgage Assets. Seller agree, jointly and severally, to pay all fees and expenses associated with perfecting such Liens including, without limitation, the cost of filing financing statements and amendments under the UCC, registering each Purchased Mortgage Loan with MERS and recording assignments of the Mortgages and registering each related eNote on the MERS® eRegistry and initiating transfers, loan data updates and other actions on the MERS® eRegistry, in each case as and when required by Buyer in its sole discretion. The Parties intend that this Section 6(a) is “a security agreement or arrangement or other credit enhancement”, as defined and described in Sections 101(47)(A)(v) and 741(7)(A)(ix) of the Bankruptcy Code, related to the repurchase agreement and securities contract established and evidenced by this Agreement and the Transactions hereunder.

7.	Conditions Precedent

Section 7 is amended by addition of the following new Section 7(c) to the end of Section 7:

(c)         Conditions Precedent to the Effectiveness of the Fourth Amendment to this Agreement. The effectiveness of the Fourth Amendment to A&R MRA shall be subject to the satisfaction of each of the following conditions precedent (any of which Buyer may electively waive, in Buyer’s sole discretion):

(i)         on or before the Fourth Amendment Effective Date, Seller shall deliver or cause to be delivered each of the documents listed on Exhibit M [Omitted pursuant to Item 601(a)(5) of Regulation S-K] to the Fourth Amendment to A&R MRA in form and substance satisfactory to Buyer and its counsel;

(ii)         as of the Fourth Amendment Effective Date, no material action, proceeding or investigation shall have been instituted or threatened, nor shall any material order, judgment or decree have been issued or proposed to be issued by any Governmental Authority with respect to Seller that has not been disclosed to Buyer; and

(iii)         Seller shall have paid to the extent due all fees and out-of-pocket costs and expenses reasonably incurred (including due diligence fees and expenses and reasonable legal fees and expenses) required to be paid under this Agreement or any other Transaction Document.

8.	Change in Requirement of Law

The following new Section 8(e) is added to Section 8 immediately following Section 8(d):

(e)         If at any time Buyer determines (an “eRisk Determination”) that any Change in Law or in the MERS® eRegistry, or other event or circumstance, imposes or increases Buyer’s risk of making or maintaining purchases of eMortgage Loans, or of maintaining their obligations with respect to any eMortgage Loans Transactions, then Buyer shall give notice thereof to Seller, and (i) Buyer and Seller shall endeavor in good faith to establish alternative terms and conditions to apply to eMortgage Loan Transactions to eliminate or satisfactorily reduce such risk, in a manner reasonably satisfactory to both Buyer and Seller, and to amend this Agreement and the other Transaction Documents to implement such changes. If Buyer and Seller fail for any reason to execute such amendments on or before thirty (30) days after Buyer’s said notice to Seller, Buyer may elect to give notice to Seller that, on and after ten (10) days thereafter, new eMortgage Loans will not be Eligible Mortgage Loans.

9.	Documents and Records Relating to Purchased Mortgage Loans

The title of Section 9 is amended to read as above and its text is amended to read as follows:

(a)         Segregation of Documents; Buyer May Engage in Other Transactions. All documents in the possession of Seller relating to Purchased Mortgage Loans shall be segregated from other documents and securities in its possession and shall be identified as being subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Mortgage Loans (including the Servicing Rights) shall pass to Buyer on the Purchase Date and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Mortgage Loans to Seller if and as required pursuant to Section 3 or Section 4.

(b)          eClosing Transaction Records and Post-Purchase Support.

(i)         The eClosing Transaction Record of each Purchased Mortgage Loan that is an eMortgage Loan shall be stored and maintained by Seller or its Subservicer in a manner that preserves the integrity and reliability of the eClosing Transaction Record for the life of such eMortgage Loan plus a period consistent with applicable Agency Guidelines requirements.

(ii)         Seller shall cooperate with Buyer in all activities necessary to enforce eMortgage Loans that are Purchased Mortgage Loans and related eNotes. Seller shall provide upon reasonable request by Buyer, such affidavits, certifications, records and information regarding the creation and maintenance of the eNote and other Electronic Records in connection with any eMortgage Loan that Buyer deems necessary or advisable to ensure admissibility of such eNote and other Electronic Records in a legal proceeding and may include, among other things, (a) a description of how the executed eNote and other Electronic Records have been stored to prevent against unauthorized access and unauthorized alteration and a description of how such Seller’s eClosing System and such Seller’s eVault can detect such unauthorized access or alteration, (b) a description of such Seller’s eClosing System and such Seller’s eVault controls in place to ensure compliance with applicable eCommerce Laws, including §201 of E-SIGN and §16 of UETA, (c) a description of the steps followed by a Mortgagor to execute the eNote or other Electronic Record using such Seller’s eClosing System, (d) a copy of each screen, as it would have appeared to the Mortgagor, of the eNote or other Electronic Record that Buyer is seeking to enforce or defend, when Mortgagor signed the eNote or other Electronic Record, (e) a description of such Seller’s eClosing System and eVault controls in place at the time of signing to ensure the integrity of the data, and (f) testimony by an authorized officer or employee of such Seller to support admission of the eNote and other Electronic Records into any legal proceeding to enforce or defend the eMortgage Loan.

(iii)         Seller shall archive all versions of any eClosing System used to create eNotes and originate eMortgage Loans, and retain such versions including screenshots of each stage or version of the eClosing System process.

(iv)         Seller shall retain the eClosing Transaction Record of each Purchased Mortgage Loan that is an eMortgage Loan in a manner that will provide Buyer or its designees with ready access to such documents and records promptly following any request by Buyer. With respect to each Purchased Mortgage Loan that is an eMortgage Loan, Seller must be able to provide to Buyer, at any time upon Buyer’s reasonable request, the eNote, any portions of the related Credit File or Servicing Record, and the eClosing Transaction Record, each in a format that is reasonably compatible with Buyer’s systems then in use.

(c)         Access to eClosing Systems, eVaults, and Expertise. Promptly following any reasonable request by Buyer (and subject to the notice requirements applicable to discussions, inspections and audits specified in Section 11(e)), Seller will, and will cause each Subservicer (if any) of eMortgage Loans and each eVault provider (if any), to give Buyer access to (i) each eVault storing the Authoritative Copy of any eNote evidencing a Purchased Mortgage Loan, (ii) all software and systems used for the origination, management or administration of any Purchased Mortgage Loan or any related eClosing Transaction Record, Credit File or Servicing Records, and access to all media in which any part of such eClosing Transaction Record, Credit File or Servicing Records may be recorded or stored; (iii) Seller’s, or such Subservicer’s or eVault Provider’s, as applicable, know-how, expertise, and relevant data (such as customer lists) regarding any Purchased Mortgage Loan, or the policies, procedures and processes of such Person in originating, maintaining, servicing and otherwise managing eMortgage Loans and eNotes, and (iv) the personnel responsible for such matters.

10.	Representations and Warranties

A.	Section 10(a)(xxix) is amended to read as follows:

(xxviii) MERS. Seller is a member of MERS in good standing, and Seller, each of Seller’s eVault Providers and each Subservicer (if any) of eMortgage Loans is a member of the MERS® eRegistry in good standing, and such Person’s operations are integrated with MERS® eRegistry and MERS® eDelivery in compliance with the MERS® eRegistry Procedures Manual, Agency Guidelines and applicable Takeout Guidelines.

B.	Section 10(a)(xxvi) is amended to read as follows:

(xxvi)  In Compliance with Applicable Laws. Seller and its Material Subsidiaries have not violated any Requirement of Law respectively applicable to them, including (1) Agency Guidelines, (2) all applicable Anti-Money Laundering Laws, (3) Anti-Corruption Laws, (4) applicable Privacy Requirements, including the GLB Act and the Safeguards Rules promulgated thereunder, (5) all consumer protection laws and regulations, (6) all licensing and approval requirements applicable to Seller’s Origination of Mortgage Loans and (7) all other laws and regulations referenced in item (gg) of Exhibit B, in each case a breach of which would, or would reasonably be expected to, result in a Material Adverse Effect, except where contested in good faith by appropriate proceedings, and with adequate reserves determined in accordance with GAAP established therefor.

C.            Section 10(a) is amended by adding the following new Section 10(a)(xxxv) immediately following
Section 10(a)(xxxiv):

(xxxv) All audits and reviews of Seller’s eClosing System and any Subservicer’s or eVault provider’s eVault and related policies and procedures requested or required by any Agency in connection with such Seller’s or such Subservicer’s or eVault provider’s application for such Agency’s approval to sell, service or maintain eNotes and eMortgage Loans, have been completed, Seller has reviewed reports of findings and remedial actions have been taken to address the material adverse findings, if any, discovered in the audits and reviews, and such Agency has approved such Person to sell, service or maintain (as applicable) eNotes and eMortgage Loans and its related policies and procedures.

11.	Seller’s Covenants

A.	The last sentence of Section 11(a) is amended to read as follows:

Seller will remain a member in good standing of the MERS® System and the MERS® eRegistry.

B.	Section 11(b) of the MRA is amended to read as follows:

(b)         Compliance with Applicable Laws. Seller shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law, a breach of which would, or could reasonably be expected to, adversely affect the Purchased Mortgage Loans or the Mortgage Loans to be sold pursuant to this Agreement, or that could reasonably be expected to result in a Material Adverse Effect except where contested in good faith and by appropriate proceedings and with adequate reserves determined in accordance with GAAP established therefor. Without limiting the foregoing, Seller shall comply, and cause its Subsidiaries to comply, in all material respects with all applicable (1) Agency Guidelines (including, without limitation, Agency Guidelines applicable to Seller’s eClosing System or eVault and related policies, procedures, and processes), (2) Privacy Requirements, including the GLB Act and Safeguards Rules promulgated thereunder, (3) consumer protection laws and regulations, (4) licensing and approval requirements applicable to Seller’s and its Subsidiaries’ Origination of Mortgage Loans and (5) other laws and regulations referenced in the definition of “Requirement(s) of Law”, in item (gg) of Exhibit B or in both of such places, in each case, that could reasonably be expected to result in a Material Adverse Effect except where contested in good faith and by appropriate proceedings and with adequate reserves determined in accordance with GAAP established therefor. Seller shall, and shall cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

C.	Section 11(d) is amended to read as follows:

(d)     Inspection of Properties and Books. Seller shall permit authorized representatives of Buyer to (i) discuss the business, operations (including Seller’s eClosing System and eVault), assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, (ii) inspect all of Seller’s property and all related information and reports, and (iii) audit Seller’s operations (including a technical, security and legal review of Seller’s eClosing System and Seller’s eVault as applicable, and related policies and procedures by Buyer or by third parties reasonably selected by Buyer, including, (a) a certified third party security assessment report, (b) results of systems testing and verification of integration with MERS® eRegistry and MERS® eDelivery, and (c) a legal analysis of Seller’s eClosing System and Seller’s eVault, and such systems’ policies, procedures and processes) to ensure compliance with the terms of the Transaction Documents, the GLB Act and other privacy laws and regulations, and applicable eCommerce Laws and Agency Guidelines, all at Seller’s expense and at such reasonable times as Buyer may request; it being understood and agreed that so long as no Event of Default shall have occurred and be continuing, Buyer shall give a Seller reasonable notice prior to conducting any discussion, inspection and/or audit under this Section 11(c). Seller will provide its accountants with a photocopy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly any and all questions that the officers of Buyer or any authorized representatives of Buyer may address to them in reference to the financial condition or affairs of Seller and Seller’s Subsidiaries. Seller may have its representatives in attendance at any meetings between the officers or other representatives of Buyer and Seller’s accountants held in accordance with this authorization.

C.            Section 11(d) is amended by replacing the “; or” at the end of Section 11(d)(xvi) with “;”, replacing the period at the end of Section 11(d)(xvii) with “; or”, and adding the following new Sections 11(d)(xviii) and 11(d)(xix) immediately thereafter:

(xviii) any proposed changes, at least [***] prior to the proposed effective date of such changes, to Seller’s eClosing System and/or eVault or related policies, procedures and/or processes that may adversely affect the performance of such eClosing System or eVault or that may adversely affect the enforceability of eMortgage Loans and eNotes or compliance with applicable Agency Guidelines and eCommerce Laws in any material respect; or

(xix) any occurrence of a data security incident, in any event no later than [***] following such incident, regarding Seller’s eClosing System or Seller’s eVault that results in the unauthorized access to or acquisition of eNote and any other records, including details of such data security incident (if applicable), a summary of any external third party forensic examinations of it, and planned remediation steps to correct it and prevent similar incidents in the future.

D.	Section 11(g) is amended to read as follows:

(g)         Insurance. Seller shall, and shall cause its Subsidiaries to, maintain, at no cost to Buyer (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as to satisfy prevailing Agency Guidelines requirements applicable to a qualified mortgage originating institution, and shall cause Seller’s policy to be endorsed with the Blanket Bond Required Endorsement; (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies approved by Buyer, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity; (c) network security and cyber liability insurance that includes coverage for any and all costs and expenses associated with a data security incident; and (d) within thirty (30) days after notice from Buyer, obtain such additional insurance as Buyer shall reasonably require, consistent with prudent industry standards, all at the sole expense of Seller. Photocopies of such policies shall be furnished to Buyer without charge upon obtaining such coverage or any renewal of or modification to such coverage.

E.	Section 11(h)(vi) is amended to read as follows:

(vi)         Subject to applicable Agency confidentiality requirements (if any), photocopies or electronic copies of any audits completed by any Agency of Seller or any of its Subsidiaries, or of Seller’s eClosing System and Seller’s eVault that provide for material corrective action, material sanctions or classifications of the quality of Seller’s operations, not later than five (5) days after receiving such audit;

F.             Section 11 is further amended by adding the following new Section 11(dd) at the end of Section 11 (immediately following Section 11(dd)):

(dd)         Business Continuity and Disaster Recovery. Seller agree to maintain, to cause each Subservicer (if any) of its eMortgage Loans and Seller’s eVault Providers, to maintain, at all times (i) a disaster recovery program, (ii) a business continuity plan, and (iii) an incident response plan (collectively, the “Continuity, Recovery and Incident Response Programs”), each in scope and substance reasonably acceptable to Buyer. Seller, at its sole cost, shall test the Continuity, Recovery and Incident Response Programs on an annual basis. If the results of any such testing identify any material compliance or other issues with respect to any of a Seller’s, a Subservicer’s or an eVault Provider’s Continuity, Recovery and Incident Response Programs, Seller shall notify Buyer and promptly correct any such issue to Buyer’s reasonable satisfaction.

EXHIBIT B

A.         Exhibit B attached to the A&R MRA is deleted in its entirety and replaced with Exhibit B attached to the Fourth Amendment to A&R MRA.

(The remainder of this page is intentionally blank; counterpart signature pages follow.)

As amended hereby, the A&R MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Preeti Yeung
Preeti Yeung
Authorized Officer

GUILD MORTGAGE COMPANY

By:	/s/ Amber Elwell
Amber Elwell
Chief Financial Officer

Counterpart signature page to Fourth Amendment to First Amended and Restated Master Repurchase Agreement